[LETTERHEAD OF VIRGINIA POWER]

August 13, 1998

Lawrence J. Willick
655 Craig Road
St. Louis, Missouri 63141

Dear Mr. Willick:

Reference is made to your letter to me of July 31, 1998, and to the Power Purchase Agreement (PPA) between LSP Energy Limited Partnership ("LSPE") and Virginia Electric and Power Company (Virginia Power). Virginia Power agrees to negotiate in good faith in the event that (i) any Air Pollution Control Permit modification is denied by the applicable Governmental Authority to allow operation below 75% part load on the combustion turbines and; (ii) any Dedicated Unit is unable to meet its Air Pollution Control Permit limits below 75% part load on the combustion turbines. Virginia Power believes that any inconsistency between the air permit or machine capability and the PPA can be resolved in a mutually agreeable manner.

Sincerely


/s/ Gregory J. Morgan
Director - Energy Marketing